FEDERAL DEPOSIT INSURANCE CORPORATION
                              WASHINGTON, DC 20429

                                    FORM F-4

                   QUARTERLY REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTER ENDING MARCH 31, 1995

                          FDIC CERTIFICATE NO. 24082-6


                                   TRIAD BANK
                (Exact name of bank as specified in its charter)


                                 NORTH CAROLINA
                            (State of Incorporation)

                                   56-1328631
                      (IRS Employer Identification Number)


                             113 NORTH GREENE STREET
                        GREENSBORO, NORTH CAROLINA 27401
                          (Address of Principal Office)

                                  (910)271-4700
              (Registrant's Telephone Number, Including Area Code)

                         Securities Registered Pursuant
                          to Section 12(g) of the Act:

                          COMMON STOCK, $2.50 PAR VALUE


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                           YES     X                  NO

The number of shares of the Registrant's common stock outstanding as of April 30, 1995 was 1,817,039.

                                 BALANCE SHEETS
                                   TRIAD BANK
                                 (In thousands)


                                                                March 31        December 31       March 31
                                                                  1995              1994             1994
                                                               ------------      ------------     ------------

ASSETS

Cash due from banks                                          $      14,462     $      10,591    $      12,028
Investment securities (Note 2)                                      47,393            45,940           48,123
Federal funds sold                                                   6,085             2,540            5,825

Loans (Note 3)                                                     116,046           115,155          101,951
   Allowance for loan losses                                       (2,423)           (2,490)          (2,603)
                                                               ------------      ------------     ------------

                                         NET LOANS                 113,623           112,665           99,348

Bank premises and equipment, net:                                    3,644             3,655            3,825
Other real estate owned                                                510               700            1,201
Closed bank premises                                                   398               812            1,010
Other assets                                                         1,606             1,684            1,657
                                                               ------------      ------------     ------------

                                      TOTAL ASSETS           $     187,721     $     178,587    $      173,017
                                                               ============      ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
   Non-interest bearing                                      $      42,930     $      41,442    $      37,291
   Interest bearing                                                128,352           121,191          120,272
                                                               ------------      ------------     ------------

                                    TOTAL DEPOSITS                 171,282           162,633          157,563

Short-term borrowings                                                1,175             1,591            1,344
Accrued expenses and other liabilities                               1,459               950            1,636
                                                               ------------      ------------     ------------

                                 TOTAL LIABILITIES                 173,916           165,174          160,543

Stockholders' Equity
   Common stock                                                      4,543             4,542            4,304
   Surplus                                                           7,521             7,521            6,735
   Undivided profits                                                 1,850             1,544            1,503
   Unrealized loss on available for sale                              (109)             (194)            (68)
securities
                                                               ------------      ------------     ------------

                        TOTAL STOCKHOLDERS' EQUITY                  13,805            13,413           12,474
                                                               ------------      ------------     ------------

                             TOTAL LIABILITIES AND
                              STOCKHOLDERS' EQUITY           $     187,721     $     178,587    $     173,017
                                                               ============      ============     ============

                              STATEMENTS OF INCOME
                                   TRIAD BANK
                      (In thousands except per share data)



                                                             Three Months ended March 31
                                                              1995            1994
                                                           -----------------------------
INTEREST INCOME
   Loans                                                 $      2,705    $      2,084
   Investment securities                                          639             623
   Federal funds sold                                              21              25
                                                           -----------     -----------
                                TOTAL INTEREST INCOME           3,365           2,732

INTEREST EXPENSE
   Deposits                                                     1,217             918
   Other                                                           36               9
                                                           -----------     -----------
                               TOTAL INTEREST EXPENSE           1,253             927
                                                           -----------     -----------
                                  NET INTEREST INCOME           2,112           1,805

PROVISION FOR LOAN LOSSES                                           5              75
                                                           -----------     -----------
                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES           2,107           1,730

NON-INTEREST INCOME
   Service charges on deposit accounts                            300             302
   Other income                                                    98             147
   Gain on investment securities                                    0               2
                                                           -----------     -----------
                            TOTAL NON-INTEREST INCOME             398             451
                                                           -----------     -----------

NON-INTEREST EXPENSE
   Salaries and employee benefits                               1,059             959
   Occupancy and equipment                                        440             413
   Other                                                          595             616
                                                           -----------     -----------
                           TOTAL NON-INTEREST EXPENSE           2,094           1,988
                                                           -----------     -----------

                           INCOME BEFORE INCOME TAXES             411             193

PROVISION FOR INCOME TAXES (Note 4)                               105              36
                                                           -----------     -----------

                                           NET INCOME    $        306    $        157
                                                           ===========     ===========

                                 NET INCOME PER SHARE    $       0.17    $       0.09
                                                           ===========     ===========

Average number of shares outstanding                        1,816,848       1,721,312
                                                           ===========     ===========



                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   TRIAD BANK
                          (In thousands, except shares)




                                                                                              Unrealized           Total
                                    Number         Common                    Undivided       loss on AFS        Stockholders'
                                   of Shares       Stock        Surplus       Profits         Securities           Equity
                                   ----------    ----------    ----------    -----------   ------------------   --------------

Balance January 1, 1994            1,721,063        $4,303        $6,734         $1,346                               $12,383

Net Income                                                                          157                                   157

Exercise of Common Stock                 400             1             1                                                    2

Unrealized Loss on AFS
    Securities, Net of Tax                                                                            (68)                (68)

                                   -------------------------------------------------------------------------------------------

Balance March 31, 1994             1,721,463        $4,304        $6,735         $1,503               ($68)          $12,474
                                   ===========================================================================================






Balance January 1, 1995            1,816,829        $4,542        $7,521         $1,544               ($194)          $13,413

Net Income                                                                          306                                   306

Exercise of Common Stock                 210             1                                                                 1

Decrease in Unrealized Loss
   on AFS Securities, Net of Tax                                                                          85               85
                                   -------------------------------------------------------------------------------------------

Balance March 31, 1995             1,817,039        $4,543        $7,521         $1,850                ($109)         $13,805
                                   ===========================================================================================


                            STATEMENTS OF CASH FLOWS
                                   TRIAD BANK
                                 (In thousands)




                                                                                           Nine Months Ended March 31
                                                                                           1995                 1994
                                                                                        ------------         ------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                            $         306        $         157
                                                                                        ------------         ------------
Adjustments to reconcile net income to cash:
   Market value adjustment on available-for-sale securities                                      86                 (68)
   Depreciation and amortization                                                                125                  164
   Amortization of premiums and discounts, net                                                   32                   25
   Provision for loan losses                                                                      5                   75
   Net (gain) on investment securities                                                            0                  (2)
   Net (gain)  on sale of other real estate                                                    (22)                 (27)
   Decrease  in other assets                                                                     78                  338
   Increase (decrease) in accrued expenses and other liabilities                                509                  247
                                                                                        ------------         ------------
                                                  TOTAL ADJUSTMENTS TO RECONCILE
                                                              NET INCOME TO CASH                813                  752
                                                                                        ------------         ------------

                                       NET CASH PROVIDED BY OPERATING ACTIVITIES              1,119                  909
                                                                                        ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities                                                           (1,625)              (8,487)
Proceeds from maturities of investment securities                                               140                5,818
Proceeds from sales of investment securities                                                      0                2,584
Net decrease (increase) in loans from originations and repayments                             (963)                2,095
Purchase of bank premises and equipment                                                       (114)                (705)
Proceeds from sale of other real estate                                                         626                  194
                                                                                        ------------         ------------

                                        NET CASH  (USED) BY INVESTING ACTIVITIES            (1,936)                1,499
                                                                                        ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                                                      8,649                   572
Net increase (decrease) in short-term borrowings                                              (416)                   383
Proceeds from issuance of common stock                                                            0                     2
                                                                                        ------------         ------------

                                      NET CASH PROVIDED  BY FINANCING ACTIVITIES              8,233                   957
                                                                                        ------------         ------------

                                      NET INCREASE  IN CASH AND CASH EQUIVALENTS              7,416                3,365

Cash and cash equivalents, beginning of period                                               13,131               14,488
                                                                                        ------------         ------------

Cash and cash equivalents, end of period                                              $      20,547        $      17,853
                                                                                        ============         ============

                                          NOTES TO FINANCIAL STATEMENTS




(1)      Accounting Policies

         The financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.


(2)      Investment Securities

         Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 - Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that investments in equity securities having readily determinable fair values and all investments in debt securities be classified and accounted for in three categories.

         Debt securities that management has the positive intent and ability to hold to maturity are to be classified as securities held to maturity. Held to maturity securities are reported at amortized cost. Debt and equity securities that are held principally for the purpose of selling them in the near term are to be classified as trading securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity or trading are to be classified as available for sale. Available for sale securities are reported at fair value with unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

         Upon adoption of SFAS 115 as of January 1, 1994, the Bank classified securities with an amortized cost of $17,255,000 as available for sale at their fair value of $17,332,000. The excess of the fair value over the amortized cost, net of tax, equal to $47,000 was recorded as an increase to stockholders' equity. The application of FASB 115 should not have a material impact on the Bank's results of operations, but increased volatility of stockholders' equity and related capital ratios could result from changes in unrealized gains and losses on securities classified as available for sale.

         The Bank does not have any trading securities.

         Following is a summary of the cost and market values of the investment portfolio at each of the balance sheet dates presented:

                                            MAR. 31      DEC. 31       MAR. 31
                                              1995         1994          1994
HELD TO MATURITY
  Amortized Cost .....................     $ 39,115      $ 38,403      $ 33,856
  Market Value .......................       37,672        35,863        33,025
  Unrealized Loss ....................     ($1,443)     ($ 2,540)         $831

AVAILABLE FOR SALE
  Amortized Cost .....................     $  8,230      $  7,831      $ 14,874
  Market Value .......................        8,066         7,537        14,760
  Unrealized Loss ....................        ($164)       ($294)        ($114)
  Unrealized Loss, Net of Tax ........        ($109)       ($194)         ($68)


(3)      Loans

     In May, 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (Statement 114), "Accounting by Creditors for Impairment of a Loan", and in October 1994 issued Statement 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", an amendment of Statement 114.

         Statements 114 and 118 prescribe the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled-debt restructurings. The statements were adopted January 1, 1995 with no material impact on the Bank's financial statements.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


                     MATERIAL CHANGES IN FINANCIAL CONDITION

   Since year end 1994, there have been no material changes in the financial condition of the Bank.

                    MATERIAL CHANGES IN RESULTS OF OPERATIONS

The increase in net interest income is the direct result of the increase in loans outstanding over their level at March 31, 1994.

Under the requirementsjof the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          TRIAD BANK


     5/10/95                                  /s/ J. E. Mims
----------------                          ------------------------------------
      Date                                 Chairman and Chief Executive Officer


    5/10/95                                 /s/ Richard M. Cobb
----------------                          -----------------------------------
    Date                                   Senior Vice President
                                           and Chief Financial Officer